Exhibit 99
NEWS RELEASE
April 30, 2021

Contact:	Julie R. Smolinski	Telephone: (808) 543-7300
	Vice President, Investor Relations & Corporate Sustainability	E-mail: ir@hei.com

AMERICAN SAVINGS BANK REPORTS FIRST QUARTER 2021 FINANCIAL RESULTS
1Q 2021 Net Income of $29.6 Million
Elevated Credit Risk Environment is Moderating as Hawaii Economy Begins to Improve

HONOLULU - American Savings Bank, F.S.B. (American), a wholly-owned subsidiary of Hawaiian Electric Industries, Inc. (NYSE - HE), today reported net income for the first quarter of 2021 of $29.6 million, compared to $15.7 million in the fourth, or linked quarter of 2020 and $15.8 million in the first quarter of 2020.
“Our financial results reflect good execution in an environment that remains challenging for bank profitability. Our strong residential mortgage production and new ASB CARES or paycheck protection program loans are bright spots, but record deposit growth continues to outpace lending opportunities in this early stage of Hawaii’s economic recovery,” said Rich Wacker, president and chief executive officer of American. “Our results benefited from a reduction of reserves for credit losses, as certain commercial credits earned upgrades and our exposure to riskier unsecured consumer loans declined,” said Wacker.
Financial Highlights
First quarter 2021 net interest income was $57.1 million compared to $58.5 million in the linked quarter and $61.1 million in the first quarter of 2020. The lower net interest income versus the linked and prior year quarters was primarily due to lower earning asset yields, which continued to be negatively impacted by the lower interest rate environment. Net interest margin for the first quarter of 2021 was 2.95% compared to 3.12% in the linked quarter and 3.72% in the first quarter of 2020.
In the first quarter of 2021 American released $8.4 million in provision for credit losses, compared to provisions for credit losses of $11.3 million in the linked quarter and $10.4 million in the first quarter of 2020. The allowance for credit losses declined $9.4 million during the quarter, reflecting credit upgrades in the commercial loan portfolio, lower net charge offs, and lower reserve requirements for reductions in the consumer unsecured and home equity line of credit loan portfolios.
The net charge-off ratio for the first quarter of 2021 was 0.18%, compared to 0.36% in the linked quarter and 0.44% in the first quarter of 2020. Nonaccrual loans as a percent of total loans receivable held for investment were 1.00% in the first quarter of 2021, compared to 0.89% in the linked quarter and 0.90% in the prior year quarter.
Noninterest income was $19.0 million in the first quarter of 2021, compared to $20.2 million in the linked quarter and $14.8 million in the first quarter of 2020. The decrease in noninterest income from the linked quarter was primarily due to lower mortgage banking income, partially offset by higher fee income, increases in bank-owned life insurance income and gains from the sale of investment securities. The increase in noninterest income from the prior year quarter was primarily due to higher mortgage banking income.
First quarter of 2021 noninterest expense was $47.5 million, compared to $49.4 million in the linked quarter and $46.5 million in the first quarter of 2020. The decrease compared to the linked quarter was primarily due to lower retirement benefit costs.
Total loans were $5.3 billion as of March 31, 2021, down 0.4% from December 31, 2020. Total loans were lower primarily due to declines in the residential mortgage and home equity line of credit portfolios. While residential mortgage originations remained strong, the bank continued to strategically sell residential mortgage production into the secondary market. The decrease in these portfolios was partially offset by growth within the ASB CARES (Paycheck Protection Program) and commercial real estate portfolios. During the quarter, American originated $150 million in ASB CARES loans supporting small businesses and their employees.
Total deposits were $7.7 billion as of March 31, 2021, an increase of 4.9% from December 31, 2020. For the first quarter of 2021, the average cost of funds was 0.08%, down one basis point versus the linked quarter and down sixteen basis points versus the prior year quarter.
For the first quarter of 2021 return on average equity was 16.0%, compared to 8.6% in the linked quarter and 9.1% in the first quarter of 2020. Return on average assets was 1.40% for the first quarter of 2021, compared to 0.77% in the linked quarter and 0.87% in the same quarter last year.
In the first quarter of 2021, American paid dividends of $5.0 million to HEI. American had a leverage ratio of 8.3% at March 31, 2021.

HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2021 GUIDANCE
Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its first quarter 2021 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the first quarter of 2021.
HEI plans to announce its first quarter 2021 consolidated financial results on Friday, May 7, 2021 and will also conduct a webcast and conference call at 7:30 a.m. Hawaii time (1:30 p.m. Eastern time) that same day to discuss its consolidated earnings, including American’s earnings, and 2021 guidance.
Parties in the U.S. may listen to the conference call by dialing (844) 834-0652. International parties may listen to the conference call by dialing (412) 317-5198. Parties may also access presentation materials and/or listen to the conference call by visiting the conference call/webcast link on HEI’s website at www.hei.com under the “Investor Relations” section, sub-heading “News and Events — Events and Presentations.”
A replay will be available online and via phone. The online replay will be available on HEI’s website about two hours after the event. An audio replay will also be available about two hours after the event through May 21, 2021. To access the audio replay, dial (877) 344-7529 (U.S.) or (412) 317-0088 (international) and enter passcode 10153633.
HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor the Investor Relations section of HEI’s website at www.hei.com in addition to following HEI’s, Hawaiian Electric’s and American’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings.
    HEI supplies power to approximately 95% of Hawaii’s population through its electric utility, Hawaiian Electric; provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions; and helps advance Hawaii’s clean energy and sustainability goals through investments by its non-regulated subsidiary, Pacific Current.
FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2020 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended
(in thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Interest and dividend income
Interest and fees on loans	$49,947	$52,629	$55,545
Interest and dividends on investment securities	8,673	7,590	9,430
Total interest and dividend income	58,620	60,219	64,975
Interest expense
Interest on deposit liabilities	1,462	1,709	3,587
Interest on other borrowings	27	11	313
Total interest expense	1,489	1,720	3,900
Net interest income	57,131	58,499	61,075
Provision for credit losses	(8,435)	11,307	10,401
Net interest income after provision for credit losses	65,566	47,192	50,674
Noninterest income
Fees from other financial services	5,073	4,541	4,571
Fee income on deposit liabilities	3,863	4,217	5,113
Fee income on other financial products	2,442	1,773	1,872
Bank-owned life insurance	2,561	2,051	794
Mortgage banking income	4,300	7,801	2,000
Gains on sale of investment securities, net	528	—	—
Other income, net	272	(187)	413
Total noninterest income	19,039	20,196	14,763
Noninterest expense
Compensation and employee benefits	28,037	27,156	25,777
Occupancy	4,969	5,171	5,267
Data processing	4,351	3,717	3,837
Services	2,862	3,214	2,809
Equipment	2,222	2,371	2,339
Office supplies, printing and postage	1,044	1,046	1,341
Marketing	648	1,527	802
FDIC insurance	816	775	102
Other expense	2,554	4,470	4,194
Total noninterest expense	47,503	49,447	46,468
Income before income taxes	37,102	17,941	18,969
Income taxes	7,546	2,283	3,208
Net income	$29,556	$15,658	$15,761
Comprehensive income	$(16,198)	$18,306	$35,608
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	1.40	0.77	0.87
Return on average equity	16.04	8.58	9.15
Return on average tangible common equity	18.06	9.67	10.39
Net interest margin	2.95	3.12	3.72
Efficiency ratio	62.36	62.83	61.27
Net charge-offs to average loans outstanding	0.18	0.36	0.44
As of period end
Nonaccrual loans to loans receivable held for investment	1.00	0.89	0.90
Allowance for credit losses to loans outstanding	1.73	1.90	1.49
Tangible common equity to tangible assets	7.3	7.9	8.3
Tier-1 leverage ratio	8.3	8.4	8.8
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$5.0	$3.0	$28.0
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	March 31, 2021		December 31, 2020
Assets
Cash and due from banks		$113,698		$178,422
Interest-bearing deposits		110,365		114,304
Cash and cash equivalents		224,063		292,726
Investment securities
Available-for-sale, at fair value		2,305,257		1,970,417
Held-to-maturity, at amortized cost		295,046		226,947
Stock in Federal Home Loan Bank, at cost		10,000		8,680
Loans held for investment		5,310,081		5,333,843
Allowance for credit losses		(91,793)		(101,201)
Net loans		5,218,288		5,232,642
Loans held for sale, at lower of cost or fair value		23,637		28,275
Other		559,543		554,656
Goodwill		82,190		82,190
Total assets		$8,718,024		$8,396,533
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$2,833,844		$2,598,500
Deposit liabilities–interest-bearing		4,911,450		4,788,457
Other borrowings		102,685		89,670
Other		154,418		183,731
Total liabilities		8,002,397		7,660,358
Common stock		1		1
Additional paid-in capital		352,408		351,758
Retained earnings		394,026		369,470
Accumulated other comprehensive income (loss), net of taxes
Net unrealized gains (losses) on securities	$(25,791)		$19,986
Retirement benefit plans	(5,017)	(30,808)	(5,040)	14,946
Total shareholder’s equity		715,627		736,175
Total liabilities and shareholder’s equity		$8,718,024		$8,396,533

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.